Exhibit 1

British American Tobacco p.l.c.

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Giovanni Giordano
2	Reason for the notification
a)	Position/status	Director, Group Human Resources
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
Transaction 1
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Exercise of options over ordinary shares under the 2015 British American Tobacco 3 Year Sharesave Scheme.
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£30.26	475

d)	Aggregated information - Aggregated volume - Price	475 £30.26
e)	Date of the transaction	2018-10-23
f)	Place of the transaction	London Stock Exchange (XLON)
Transaction 2
a)	Description of the financial instrument, type of instrument Identification code	Ordinary shares of 25p each GB0002875804
b)	Nature of the transaction	Sale of shares following the exercise of options under the 2015 British American Tobacco 3 Year Sharesave Scheme.
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		£34.6548	475

d)	Aggregated information - Aggregated volume - Price	475 £34.6548
e)	Date of the transaction	2018-10-23
f)	Place of the transaction	London Stock Exchange (XLON)

Name of officer of issuer responsible for making notification: Bridget Creegan Date of notification: 24 October 2018